CONTACTS:
Universal Hospital Services, Inc.:
Rex T. Clevenger
Senior Vice President and CFO
Universal Hospital Services, Inc.
(952) 893-3254

BSMB:	Melissa Daly
Brunswick Group
212-333-3810

UNIVERSAL HOSPITAL SERVICES, INC. TO BE ACQUIRED BY BEAR STEARNS MERCHANT BANKING

Edina, Minnesota, April 16, 2007 - Universal Hospital Services, Inc., (“UHS”) a leading provider of medical equipment lifecycle services, announced today that it has entered into a definitive agreement to be acquired by Bear Stearns Merchant Banking (“BSMB”), the private equity affiliate of The Bear Stearns Companies, Inc. (NYSE: BSC), for total consideration of approximately $712 million. The Company is currently owned by the private equity firms J. W. Childs Associates and The Halifax Group and by UHS management.

“UHS is a leader in helping hospitals manage medical equipment to reduce costs, improve nurse productivity, and achieve better patient outcomes,” said Robert Juneja, Managing Director and Partner of BSMB. “We are excited to partner with UHS management to continue to deliver value to the healthcare marketplace.”

UHS CEO Gary Blackford, commented, “We look forward to the resources and knowledge our new partners will bring to UHS and our customers. This is another step forward in transforming UHS from an equipment rental company, to a full equipment lifecycle service company.”

The parties anticipate the transaction will close in the second quarter of 2007.

In connection with the transaction, UHS expects to commence a tender offer and consent solicitation relating to all of its 10.125 % Senior Notes due 2011 ($260 million principal amount). Details with respect to this tender offer and consent solicitation will be set forth in the tender offer documents, which shall be furnished at the appropriate time.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading medical equipment lifecycle services company. UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.
7700 France Avenue South
Edina, MN 55435
952-893-3200
www.uhs.com

About BSMB:

BSMB, the private equity affiliate of The Bear Stearns Companies Inc. (NYSE: BSC), invests private equity capital in compelling leveraged buyouts, recapitalizations and growth capital opportunities alongside superior management teams. BSMB focuses on making control or entrepreneur-driven investments, principally in middle-market retail, financial services and consumer products companies. Since its formation in 1997, BSMB has been an investor in over 50 portfolio companies. BSMB manages nearly $5 billion of private equity capital, including its new $2.7 billion institutional fund and capital dedicated to its affiliate, Bear Growth Capital Partners. Investments by BSMB include: ACA Capital Holdings (NYSE: ACA), Alter Moneta, Balducci's, CamelBak Products, Caribbean Financial Group, Cavalry Investments, Churchill Financial Holdings, Dairyland, Everything But Water, Harlem Furniture, Ironshore Inc., Multi Packaging Solutions, New York & Company (NYSE: NWY), PlayCore Holdings, Seven For All Mankind, Stuart Weitzman, Transamerican Auto Parts Company and The Vitamin Shoppe. More information about BSMB is available at www.bsmb.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely effect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: the Company’s history of net losses and substantial interest expense since its 1998 recapitalization; the Company’s need for substantial cash to operate and expand its business as planned; the Company’s substantial outstanding debt and debt service obligations; restrictions imposed by the terms of the Company’s debt; the Company’s ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the Company’s relationships with certain key suppliers and any adverse developments concerning these suppliers; the absence of long-term commitments with customers; the Company’s ability to renew contracts with group purchasing organizations; the write-off or acceleration of the amortization of goodwill; the Company’s ability to acquire adequate insurance to cover claims; the fluctuation in our quarterly operating results; adverse regulatory developments affecting, among other things, the ability of our customers to obtain reimbursement of payments made to the Company; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain markets and developments of new markets; additional credit risks in increasing business with home care providers and nursing homes; consolidations in the healthcare industry; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate recent acquisitions; effect of and changes in economic conditions, including inflation and monetary conditions; actions by competitors; and the availability of and ability to retain qualified personnel. These and other risk factors are detailed in the Company’s Securities and Exchange Commission filings.